EXHIBIT 99.2

QCR Holdings, Inc. Welcomes New Director Mary Kay Bates and Announces a Cash Dividend of $0.06 per Share

MOLINE, Ill., May 24, 2018 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (NASDAQ:QCRH) today announced the election of four Class I directors on May 23, 2018 at the Company’s annual meeting of its stockholders.  Three of the directors, John-Paul E. Besong, Todd A. Gipple and Donna J. Sorensen, were re-elected to three-year terms.  Mary Kay Bates, President of Bank Midwest based in Spirit Lake, IA, is a new independent director to the Company, effective immediately.

“Mary Kay is an accomplished leader and will bring fresh perspectives and deep industry knowledge to our board given her over 30 years of banking experience,” states Doug M. Hultquist, President and CEO of QCR Holdings, Inc. “In addition, she is a recognized industry leader and we are confident that QCR Holdings will benefit greatly from her insights and counsel.”

Ms. Bates is currently president and chief executive officer of Bank Midwest.  She has over 30 years in the financial services industry and has been with Bank Midwest since 1995.  In her tenure at the bank, she has served in multiple areas including lending, marketing and human resources.  She also held the role of executive vice president and chief operating officer and currently serves on the board of directors of Bank Midwest and Goodenow Bancorporation.  She is a Trustee of the Graduate School of Banking at Colorado and an active member of the Iowa Bankers Association, serving on the legislative committee and as a Regional Vice-Chair.  She is a Trustee of Lakes Regional Healthcare and a board director of Lakes Regional Healthcare Foundation.  Ms. Bates attended Iowa State University and graduated with honors from the Graduate School of Banking Colorado.

Immediately following the annual meeting of stockholders the Company’s board of directors declared a cash dividend of $0.06 per share payable on July 5, 2018, to holders of common stock of the Company of record on June 15, 2018.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny, and Rockford communities through its wholly owned subsidiary banks.  Quad City Bank & Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994, Cedar Rapids Bank & Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001, Community State Bank, which is based in Ankeny, Iowa and was acquired by the Company in 2016, and Rockford Bank & Trust Company, which is based in Rockford, Illinois, and commenced operations in 2005, provide full-service commercial and consumer banking and trust and wealth management services.  Quad City Bank & Trust Company also provides correspondent banking services.  In addition, Quad City Bank & Trust Company engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin.  Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. The Company enhanced its presence in Cedar Rapids, Iowa with the acquisition of Guaranty Bank & Trust Company in October 2017, which merged with Cedar Rapids Bank & Trust in December 2017.

Contacts:

Todd A. Gipple
Executive Vice President
Chief Operating Officer
Chief Financial Officer
(309) 743-7745
tgipple@qcrh.com

Christopher J. Lindell
Executive Vice President
Corporate Communications
(319) 743-7006
clindell@qcrh.com